Exhibit 99.1

FOR IMMEDIATE RELEASE

Ingersoll Rand Delivers Second-Quarter EPS of $0.88 on 12 Percent

Revenue Growth

•	Reported earnings per share (EPS) of $0.88 from continuing operations, an increase of 24 percent compared with 2010.

•	Revenues of $3.9 billion in the second quarter, up 12 percent compared with 2010.

•	Operating margin of 12.2 percent improved 1.8 percentage points year-over-year, driven by higher volume, pricing and gross productivity.

•	Second-quarter orders increased 9 percent year-over-year, with double digit gains in the Climate, Industrial and Security segments.

•	Full-year 2011 EPS guidance for continuing operations remains $2.90 to $3.10.

Swords, Ireland, July 21, 2011 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, today reported that total revenues increased 12 percent for the second quarter of 2011 compared with the 2010 second quarter; orders increased by approximately 9 percent; and diluted earnings per share (EPS) from continuing operations were $0.88.

The company reported net earnings of $92.3 million, or EPS of $0.26, for the second quarter of 2011. Second-quarter net earnings included $307.5 million, or EPS of $0.88, from continuing operations, as well as a $215.2 million after-tax loss from discontinued operations. Discontinued operations included the results of discontinued businesses net of tax, as well as an after-tax impairment charge related to the

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divestiture of Hussmann. This compares with net earnings for the 2010 second quarter of $196.4 million, which included EPS of $0.71 from continuing operations and an after-tax loss of $(0.13) from discontinued operations.

“There were many signs of progress in our second-quarter results,” said Michael W. Lamach, chairman, president and chief executive officer of Ingersoll Rand. “We benefited from upward momentum in most of our key end markets, which drove a 12 percent revenue increase in the second quarter. We leveraged these gains to improve operating income by 31 percent and to increase our operating margins, earnings and cash flow. Despite these improvements, we had disappointing results in our Residential Solutions segment, where the combination of softening end-market activity and operational execution issues led to a year-over-year decline in both revenues and operating earnings. We are taking corrective actions to ensure that the operating results for the Residential segment will improve during the second half of the year.”

Additional Highlights for the 2011 Second Quarter

Revenues: The company’s reported revenues increased 12 percent to $3,892 million, compared with revenues of $3,482 million for the 2010 second quarter. Total revenues excluding currency were up 9 percent, compared with 2010. Reported U.S. revenues were up 6 percent, and revenues from international operations increased approximately 22 percent (up 13 percent excluding currency), primarily due to strong growth in Asia.

Operating Income and Margin: Operating income for the second quarter was $475.5 million, an increase of 31 percent compared with $363.4 million for the 2010 second quarter. The second-quarter operating margin was 12.2 percent, an increase of 1.8 percentage points compared to an operating margin of 10.4 percent for the same period of 2010. Higher volumes, pricing actions and operational excellence initiatives drove the increase in operating profits and margins. These improvements were partially offset by inflation.

Interest Expense and Other Income/Expense: Interest expense of $71.6 million for the second quarter of 2011 was flat compared with the same period last year. Other income totaled $4.5 million for the second quarter of 2011, a decrease of $3.9 million

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compared with the 2010 second quarter, as higher interest income was offset by greater losses on currency.

Taxes: The company had an effective tax rate of 23 percent in the second quarter of 2011, which exceeded the rate of 18.3 percent recorded in the same period in 2010.

Second-Quarter Business Review

The company reports the results of its businesses in four segments based on industry and market focus. The company’s four segments are Climate Solutions, which includes the Trane commercial HVAC systems and Thermo King businesses; Industrial Technologies, which includes Air and Productivity Solutions and Club Car; Residential Solutions, which includes the residential HVAC and security businesses; and Security Technologies, which includes the commercial security businesses.

Climate Solutions delivers energy-efficient solutions globally and includes Trane, which provides HVAC systems and building services, parts, support and controls for commercial buildings, and Thermo King, the leader in transport temperature control solutions. Because of the planned divestiture of Hussmann, the results of that business, which were formerly part of the Climate Solutions segment, are reported as a single item, net of tax, as part of discontinued operations for the second quarter of 2011 and in all prior periods.

Revenues for the second quarter of 2011 were $2,048 million and increased 14 percent (up 10 percent excluding currency) compared with the second quarter of 2010. Bookings increased 12 percent year-over-year with double-digit gains in the HVAC and transport businesses.

On a year-over-year basis, total commercial HVAC revenues increased 12 percent, with a 15 percent increase in equipment and systems revenues and an 8 percent increase in parts, services and solutions. Commercial revenues increased in all major geographic regions, with strong year-over-year improvements in the Americas and Asia. Equipment revenue in North America was up 15 percent as markets continued to recover after reaching a cyclical bottom in the second half of 2010. Second-quarter bookings were up 10 percent compared with the 2010 second quarter, with especially strong results in Europe.

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Total Thermo King refrigerated transport revenues increased 24 percent in the second quarter compared with last year, with significant growth in both the Americas and Europe. Total worldwide refrigerated trailer and truck revenues increased approximately 30 percent compared with last year, reflecting improved activity in both the U.S. and overseas markets. Seagoing container revenues, auxiliary power units and worldwide aftermarket revenues also increased significantly due to improving end-market activity.

Second-quarter segment operating margin was 12.2 percent, an increase of 2.6 percentage points compared with last year. The combination of higher volumes, pricing, productivity actions and a $23 million gain on the disposition of assets from a business in China that was restructured in 2010 as part of the manufacturing capacity optimization program offset the negative impact of higher commodity costs.

Industrial Technologies provides products, services and solutions to enhance customers’ productivity, energy efficiency and operations. Products include compressed air systems, tools, fluid power products, and golf and utility vehicles. Total revenues in the second quarter of $772 million increased approximately 24 percent (up 20 percent excluding currency) compared with the second quarter of 2010. Air and Productivity revenues increased 27 percent, with volume increases in all major geographic regions. Revenues in the Americas increased 20 percent compared with 2010, as industrial and commercial markets for both air compressors and tools continued to improve. Air and Productivity Solutions revenues outside the Americas increased approximately 33 percent compared with 2010 from strong activity in Asia. Bookings increased 17 percent year-over-year with substantial gains in all geographic regions.

Club Car revenues increased 13 percent compared with the second quarter of 2010 from increased sales of golf cars and utility vehicles and improved aftermarket activity. Bookings declined slightly for the quarter.

Second-quarter operating margin for Industrial Technologies hit a record level of 15.6 percent and increased 3 percentage points compared with last year. The margin improvement was due to higher volumes from robust industrial markets, improved pricing and productivity, partially offset by inflation and higher investment spending.

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Residential Solutions includes the Trane and Schlage brands, which deliver safety, comfort and efficiency to homeowners throughout the Americas. Products, services and solutions include mechanical and electronic locks, HVAC systems, indoor air quality solutions and controls, and remote home management systems. Second-quarter revenues were $632 million, a decrease of approximately 1 percent (down 2 percent excluding currency) compared with 2010. Bookings declined 6 percent year-over-year.

Total reported residential security revenues decreased 1 percent compared with 2010 as a result of stagnant remodeling and new builder markets, and ongoing inventory management actions by “big box” customers in the United States.

Residential HVAC revenues declined 1 percent compared with 2010 due to weak replacement demand and soft new housing construction.

Second-quarter segment operating margin of 6.4 percent compared with 10.6 percent recorded in 2010. The segment margin decline was due to lower volumes, inflation, costs related to new product introductions and negative mix, which were partially offset by pricing.

Security Technologies is a leading global supplier of commercial security products and services. The segment’s market-leading products include mechanical and electronic security products; biometric and access-control systems; and security and time and attendance scheduling software. Second-quarter revenues of $441 million improved by approximately 5 percent (up 1 percent excluding currency) compared with the second quarter of 2010. Second-quarter results reflect the bottoming of building activity in the United States and in Europe. Revenues in the Americas were up 1 percent from price improvements on flat volumes. Overall segment bookings were up 14 percent, with mid-single digit gains in the Americas and strong improvements in Asia. Second-quarter operating margin was 20.8 percent, compared with 21.0 percent in the second quarter of 2010. The flat operating margin was due to unfavorable geographic revenue mix and inflation, which was largely offset by productivity and pricing.

Balance Sheet and Share Repurchase

During the second quarter, working capital was 4.1 percent of revenues, an increase from last year due to additional working capital requirements from higher revenues. Available cash flow for the quarter was on target, and the company expects to

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generate $1.1 billion of available cash flow in 2011. Cash balances and total debt balances were $1.3 billion and $3.6 billion, respectively, at the end of the second quarter. The company also purchased 1.3 million shares during the second quarter as part of a $2 billion share repurchase program authorized by the board of directors on April 7. The company expects to purchase 18 to 20 million shares for 2011.

Outlook

The majority of Ingersoll Rand’s major end markets continued to recover in the second quarter of 2011. Second-quarter orders were up approximately 9 percent, compared with last year. There are sustained recoveries in the worldwide industrial and refrigerated transport markets, global parts and service activity, and across most of the company’s businesses in Asia. The North American commercial HVAC market is also slowly recovering.

Revenues for the full year are expected to be in the range of $14.7 billion to $14.9 billion, an increase of 11 to 12 percent. Full-year EPS from continuing operations are expected to be in the range of $2.90 to $3.10. The forecast also includes a tax rate of 23 percent for continuing operations and an average diluted share count for full year of approximately 347 million shares. Available cash flow for full-year 2011 is expected to approximate $1.1 billion, based on projected earnings and working capital requirements.

Third-quarter revenues are expected to be in the range of $3.85 billion to $3.95 billion, which would be an increase of approximately 10 to 13 percent compared with the third quarter of 2010. EPS from continuing operations for the third quarter are expected to be in the range of $0.85 to $0.95. The third-quarter forecast also reflects a tax rate of 23 percent for continuing operations and an average diluted share count of approximately 345 million shares.

“Our internal business fundamentals and many of our external markets improved throughout the second quarter,” said Lamach. “Our balance sheet is solid and we are generating significant cash. As the slow recovery of the world economy progresses, we will continue to invest in new products and innovation. Our achievements give us a high degree of confidence that we will sustain improved performance in 2011 and beyond.”

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This news release includes “forward-looking statements,” which are any statements that are not historical facts. These forward-looking statements are based on Ingersoll Rand’s current expectations and there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to changes in circumstances, risks and uncertainties, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Information about factors that could cause such differences can be found in Ingersoll Rand’s Form 10-K for the year ended December 31, 2010, Form 10-Q for the quarter ended March 31, 2011 and in its other SEC filings. General U.S. and international economic and political conditions, the outcome of litigation and governmental proceedings, changes in government regulations and tax laws and the impact of Ingersoll Rand’s incorporation in a non-U.S. jurisdiction, such as Ireland, are examples of factors, among others, that could cause actual results to differ materially from those anticipated in the forward-looking statements. These forward-looking statements are based on Ingersoll Rand’s current expectations and the company assumes no obligation to update these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

All amounts reported within the earnings release above related to net earnings (loss), earnings (loss) from continuing operations, earnings (loss) from discontinued operations, and per share amounts are attributed to Ingersoll Rand’s ordinary shareholders.

Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands—including Club Car®, Ingersoll Rand®, Schlage®, Thermo King® and Trane®—work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $14 billion global business committed to sustainable business practices within our company and for our customers. For more information, visit www.ingersollrand.com.

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07/21/11

(See Accompanying Tables)

•	Condensed Income Statement

•	Segments

•	Available Cash Flow

•	Balance Sheet Metrics

•	2010 Hussmann Restatement

Contacts:
Media:	Investors and Financial Analysts:
Misty Zelent	Joe Fimbianti
(704) 655-5324, mzelent@irco.com	(704) 655-4721, joseph_fimbianti@irco.com -or- Janet Pfeffer (704) 655-5319, janet_pfeffer@irco.com

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Table 1

INGERSOLL-RAND PLC

Condensed Consolidated Income Statement

(In millions, except per share amounts)

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net revenues	$3,892.2	$3,481.8	$7,030.2	$6,247.7

Cost of goods sold	(2,708.4)	(2,472.8)	(4,958.2)	(4,481.9)

Selling & administrative expenses	(708.3)	(645.6)	(1,364.6)	(1,262.9)

Operating income	475.5	363.4	707.4	502.9

Interest expense	(71.6)	(71.1)	(140.0)	(142.1)

Other income, net	4.5	8.4	9.7	14.2

Earnings before income taxes	408.4	300.7	577.1	375.0

Provision for income taxes	(93.9)	(54.9)	(135.4)	(109.0)

Earnings from continuing operations	314.5	245.8	441.7	266.0

Discontinued operations, net of tax	(215.2)	(43.9)	(413.9)	(58.0)

Net earnings	99.3	201.9	27.8	208.0

Less: Net earnings attributable to noncontrolling interests	(7.0)	(5.5)	(13.1)	(10.1)

Net earnings attributable to Ingersoll-Rand plc	$92.3	$196.4	$14.7	$197.9

Amounts attributable to Ingersoll-Rand plc ordinary shareholders:
Continuing operations	$307.5	$240.3	$428.6	$255.9
Discontinued operations	(215.2)	(43.9)	(413.9)	(58.0)

Net earnings	$92.3	$196.4	$14.7	$197.9

Diluted earnings (loss) per share attributable to Ingersoll-Rand plc ordinary shareholders:
Continuing operations	$0.88	$0.71	$1.22	$0.76
Discontinued operations	(0.62)	(0.13)	(1.18)	(0.17)

	$0.26	$0.58	$0.04	$0.59

Weighted-average number of ordinary shares outstanding:
Diluted	350.9	339.1	349.9	337.8

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 2

INGERSOLL-RAND PLC

Business Review

(In millions, except percentages)

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Climate Solutions
Net revenues	$2,047.6	$1,795.9	$3,720.8	$3,229.4
Operating income	249.9	171.5	348.9	202.7
and as a % of Net revenues	12.2%	9.6%	9.4%	6.3%

Industrial Technologies
Net revenues	771.9	624.7	1,412.4	1,168.8
Operating income	120.5	78.7	205.7	140.3
and as a % of Net revenues	15.6%	12.6%	14.6%	12.0%

Residential Solutions
Net revenues	632.1	640.6	1,065.4	1,036.1
Operating income	40.3	68.1	48.3	85.4
and as a % of Net revenues	6.4%	10.6%	4.5%	8.2%

Security Technologies
Net revenues	440.6	420.6	831.6	813.4
Operating income	91.6	88.5	161.6	153.3
and as a % of Net revenues	20.8%	21.0%	19.4%	18.8%

Total
Net revenues	$3,892.2	$3,481.8	$7,030.2	$6,247.7
Operating income	502.3	406.8	764.5	581.7
and as a % of Net revenues	12.9%	11.7%	10.9%	9.3%

Unallocated corporate expense	(26.8)	(43.4)	(57.1)	(78.8)

Consolidated operating income	$475.5	$363.4	$707.4	$502.9

and as a % of Net revenues	12.2%	10.4%	10.1%	8.0%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 3

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions)

UNAUDITED

Six Months Ended June 30, 2011

Cash flow from operating activities (a)	$332.5
Capital expenditures (a)	(80.2)

Available cash flow	$252.3

(a)	Includes both continuing and discontinued operations.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measure should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and cash flow.

The non-GAAP financial measure of available cash flow assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole. It is the basis for performance reviews, compensation and resource allocation. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 4

INGERSOLL-RAND PLC

Balance Sheet Metrics

($ in millions)

UNAUDITED

	December 31,	June 30,
	2010	2011	2010

Net Receivables	$2,258	$2,605	$2,313	*
Days Sales Outstanding	58.3	61.1	60.6

Net Inventory	$1,318	$1,591	$1,335
Inventory Turns	7.7	6.8	7.4

Accounts Payable	$1,275	$1,490	$1,353
Days Payable Outstanding	45.7	50.2	49.9

*	Net receivables excludes an indemnification receivable from WABCO of $398M relating to an EU fine assessed during the 2010 second quarter. This receivable has an offsetting liability recorded within other current liabilities.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 5

INGERSOLL-RAND PLC

2010 Restatement for Hussmann

For the Quarters and Year Ended

($ in millions)

UNAUDITED

	For the three months ended March 31, 2010	For the three months ended June 30, 2010	For the three months ended September 30, 2010	For the three months ended December 31, 2010	For the year ended December 31, 2010

Ingersoll-Rand plc
Net revenues	$2,765.9	$3,481.8	$3,496.3	$3,535.0	$13,279.0
Operating income	139.5	363.4	380.1	309.9	1,192.9
Earnings from continuing operations	$20.2	$245.8	$256.0	$217.3	$739.3
Diluted earnings per share from continuing operations	$0.05	$0.71	$0.74	$0.61	$2.11

Climate Solutions
Net revenues	$1,433.6	$1,795.9	$1,886.8	$1,884.5	$7,000.7
Operating income	$31.2	$171.5	$189.2	$142.2	$534.2

Hussmann results in discontinued operations
Net revenues	$169.2	$220.3	$233.9	$176.7	$800.1
Operating income	$3.5	$25.6	$30.6	$4.6	$64.4

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION